                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No: 333-26941-01

                    PRICING SUPPLEMENT, DATED JUNE 10, 1999
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                        TO PROSPECTUS DATED MAY 22, 1997




                          POPULAR NORTH AMERICA, INC.
                          MEDIUM-TERM NOTES, SERIES D
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                    PRINCIPAL AND INTEREST BY POPULAR, INC.


PRINCIPAL AMOUNT................   $200,000,000
ORIGINAL ISSUE DATE.............   June 15, 1999
MATURITY DATE...................   June 15, 2001
GLOBAL SECURITY.................   Yes
INTEREST RATE PER ANNUM.........   6.875%
INTEREST RATE BASIS.............   Fixed
INTEREST PAYMENT DATES..........   June 15 and December 15 of each year and at
                                   maturity, commencing on December 15, 1999.
CUSIP NUMBER....................   73318EAC7

                             Price to         Underwriting           Proceeds
                             Public(1)        Discount(2)       to Company(1)(3)
Per Note..................    99,974%         .25%               99.724%
Total.....................   $199,948,000    $500,000           $199,448,000

-------------------

(1) Plus accrued interest from June 15, 1999, if any.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.

                          ---------------------------

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about June 15, 1999, against payment therefor in immediately available funds.

                          ---------------------------

CHASE SECURITIES INC.

                           CREDIT SUISSE FIRST BOSTON

                                                             MERRILL LYNCH & CO.

                                USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for general corporate purposes, including investments in/or extensions of credit to its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings.


                                  UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular North America, Inc., (the "Company"), chase Securities Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                Underwriter                             Principal Amount
                -----------                             ----------------
     Chase Securities Inc.............................    $104,000,000
     Credit Suisse First Boston Corporation...........      48,000,000
     Merrill Lynch, Pierce, Fenner & Smith
        Incorporated..................................      48,000,000
                                                        ----------------
        Total.........................................    $200,000,000

The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with and/or perform services for, the Company and its subsidiaries in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston have performed investment banking services for the Company in the last six years and have received fees in connection therewith. Chase Securities Inc. was named selling agent effective May 22, 1997.